                                                                                           Exhibit 99.1

Press Release
Invesco to expand its ability to meet client needs in EMEA and globally by acquiring Source, a leading independent provider of ETFs

CONTACTS:

Jane Bland, Invesco Perpetual Media Relations (UK) – +44 01491 417188
Jeaneen Terrio, Invesco Media Relations (US) – 1-212-278-9205
Valentin Jakubow, Invesco Media Relations (Continental Europe) – +49 151 121 653 92
Jane Drew, Source Media Relations – +44 020 33701104

Atlanta, April 27, 2017 – Invesco Ltd. (NYSE: IVZ) announced today that it has entered into a definitive agreement to acquire Source, a leading, independent specialist provider of exchange-traded funds (ETFs) based in Europe.  The transaction includes approximately $18 billion in Source-managed AUM, plus approximately $7 billion in externally managed AUM (as of March 31, 2017).  The acquisition brings additional talent and a broad array of funds that further expand the depth and breadth of Invesco's active, passive and alternative capabilities and expertise, enhancing the firm's ability to help clients achieve their investment objectives.

The acquisition is consistent with Invesco's strategic priorities globally and in EMEA, and will significantly benefit clients by further:

- Expanding the depth and breadth of factor-based strategies and ETFs, adding to the comprehensive range of investment capabilities Invesco offers in EMEA and across the globe;

  - Enhancing Invesco's expertise and ability to meet the needs of institutional and retail clients in EMEA with the addition of dedicated on-the-ground ETF specialists spanning sales, marketing, capital markets, and product management and development; and

- Strengthening Invesco's position in EMEA while achieving additional scale and relevance in the growing ETF market globally.

"We're excited about this opportunity to build on Invesco's 40 years of factor investing experience and our existing PowerShares ETF business, which will significantly enhance our ability to deliver meaningful solutions to institutional and retail clients in Europe and around the world," said Martin L. Flanagan, president and CEO of Invesco.  "The addition of Source will help us meet increasing demands from clients who want to work with investment organizations that can deliver across the full range of investment capabilities and provide the outcomes they seek."

"Source is a leading independent, diversified, at-scale ETF provider in Europe that is highly regarded for its product innovation," said Andrew R. Schlossberg, senior managing director and head of EMEA for Invesco.  "The combination with Invesco will further strengthen our presence, expand our access to key client channels and enhance the expertise within our growing EMEA business."

"Invesco and Source are extremely complementary, and the combined business will be a true leader in the ETF market across Europe," said Mike Paul, Executive Chairman of Source.  "We are very proud to have built Source into one of Europe's most competitive and innovative ETF providers with some of the most compelling products in the market. Our drive for new product excellence will remain at the heart of the combined business."

About the transaction

Source is majority owned by an affiliate of Warburg Pincus, a global private equity firm focused on growth investing, and the remainder owned by five major banks. The transaction will be funded with available cash and is expected to close in the third quarter of 2017, pending regulatory approvals.  Source was advised by J.P. Morgan Limited as financial advisor.

About Invesco Ltd.

Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life.  NYSE: IVZ; www.invesco.com.

About Source

Source is an investment firm and one of Europe's leading Exchange Traded Product (ETP) providers.  Since launch in April 2009, Source has focused on delivering incremental value to European ETP investors through a combination of enhanced indices, strong partnerships, improved structuring and active trading. Its range of products gives investors the ability to gain exposure to equities, commodities, fixed income and alternative assets, through ETF and ETC structures with deep liquidity, increased transparency and reduced counterparty risk.  Further information about Source is available at www.sourceETF.com.

This release may include "forward-looking statements." Forward-looking statements include information concerning future results of our operations, expenses, earnings, liquidity, cash flow and capital expenditures, industry or market conditions, AUM, acquisitions, debt and our ability to obtain additional financing or make payments, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "projects," "forecasts," and future or conditional verbs such as "will," "may," "could," "should," and "would" as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. There can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our most recent Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission. You may obtain these reports from the SEC's Web site at www.sec.gov. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

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